THE MARCUS CORPORATION REPORTS INCREASED FIRST QUARTER
EARNINGS FROM CONTINUING OPERATIONS
Operating income up 14.6%; both divisions contribute to improvement

Milwaukee, Wis., September 19, 2006….. The Marcus Corporation (NYSE: MCS) today reported increased revenues, operating income and earnings from continuing operations for the first quarter ended August 24, 2006.

First Quarter Fiscal 2007 Highlights

•	Total revenues for the first quarter of fiscal 2007 were $93,407,000, an 8.3% increase from revenues of $86,245,000 for the first quarter of the prior year.

•	Operating income increased 14.6% to $21,182,000 for the first quarter of fiscal 2007, from operating income of $18,487,000 for the comparable prior period.

•	Earnings from continuing operations increased 10.7% to $13,708,000 or $0.45 per diluted share for the first quarter of fiscal 2007, from earnings from continuing operations of $12,379,000 or $0.40 per diluted share for the first quarter of fiscal 2006.

•	Net earnings were $13,707,000 or $0.45 per diluted share for the first quarter of fiscal 2007, compared with net earnings of $15,489,000 or $0.50 per diluted share for the same period in the prior year. Last year’s net earnings included $3,110,000 of earnings from discontinued operations, net of income taxes, consisting primarily of additional gains on the sale of the company’s discontinued limited-service lodging division.

•	Results from the company’s former limited-service lodging division, Miramonte Resort and vacation ownership development have been classified as discontinued operations in accordance with current accounting pronouncements. Prior year results have been restated to conform to the current year presentation.

“Fiscal 2007 is off to a very good start, with increased first quarter revenues and operating income in both divisions. In addition, earnings from continuing operations improved for the fifth consecutive quarter,” said Stephen H. Marcus, chairman and chief executive officer of The Marcus Corporation. “Marcus Hotels and Resorts led our first quarter performance, with a 27.9% increase in operating income, while Marcus Theatres’ operating income improved for the third straight quarter.”

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Marcus Theatres

“Attendance at Marcus Theatres was up over 6% in the first quarter, driving the improvement in both revenues and operating income. Pirates of the Caribbean: Dead Man’s Chest, which is presently the sixth best-performing motion picture of all time, was by far our strongest performer during the first quarter. Other movies with good box-office appeal during the quarter were Cars and X-Men: The Last Stand,” said Marcus.

Marcus said construction is underway on The Majestic, the company’s new flagship theatre in Brookfield, Wis. “We believe that movie theatre complexes have the potential to become the neighborhood entertainment destinations of the future. The Majestic is on the leading edge of this trend, with two of our signature UltraScreens® and a multi-use venue that can be used for live entertainment, broadcast concerts and sporting events, and regular screenings of first-run movies. Restaurants and a cocktail lounge will further enhance the customer experience,” said Marcus.

“Construction also continues on our two other new Wisconsin theatres, a 13-screen theatre in Sturtevant (Racine) and a 12-screen theatre in Green Bay. Both of these new theatres are scheduled to open in mid- to late-November, just in time for the busy holiday season,” said Marcus.

“Both the quality and quantity of movies for the upcoming fall and holiday seasons appear promising, although we will be up against several films that were strong last year, especially during the holiday season. More pictures are scheduled to be released this fall than at this time last year, providing moviegoers of all ages with a wider variety of film choices,” said Marcus.

“Several Halloween sequels are opening this fall, along with potential hits including Open Season, Departed, Flags of Our Fathers and The Santa Clause 3. Later in the second quarter, the new James Bond picture, Casino Royale, is expected to perform well and we anticipate that Happy Feet, an animated picture, will be popular with children and families,” said Marcus.

Marcus Hotels and Resorts

Several new properties contributed to the significantly improved first quarter performance of Marcus Hotels and Resorts. Revenue per available room (RevPAR) for comparable properties increased 7.2% for the quarter, with a particularly strong performance by the Four Points by Sheraton Chicago Downtown/Magnificent Mile.

“Performance at the Four Points by Sheraton, which opened last June, has exceeded our expectations. Our newest property, the Westin Columbus hotel in Columbus, Ohio, also contributed to the division’s strong first quarter performance,” said Marcus. He noted that during the quarter, the division sold the remaining inventory in its Marcus Vacation Club at Grand Geneva vacation ownership development in Lake Geneva, Wis. Marcus Hotels and Resorts will continue to provide hospitality management services for the property.

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“The Platinum Hotel & Spa, our joint-venture luxury condominium hotel project in Las Vegas, is expected to open next month. As we have indicated previously, we expect to report a significant development profit from this project during fiscal 2007,” said Marcus.

Marcus said the renovation is continuing on the Skirvin Hilton hotel in Oklahoma City, Oklahoma, which is scheduled to open in February 2007. “In addition to new projects, we also have several major remodeling projects under construction. A new lobby bar and contemporary nightclub are being added at the Wyndham Milwaukee Center, along with remodeling all of the guest rooms and meeting space. We are expanding the conference facilities at the Grand Geneva Resort & Spa in Lake Geneva, Wis., and adding a new restaurant, spa and salon at The Pfister Hotel in Milwaukee,” said Marcus.

“Industrywide, the hotel business is in a good position. Demand remains strong and supply growth is still relatively low, which is encouraging for our lodging division for the year ahead,” added Marcus.

Additional Highlights

Marcus noted that results for the first quarter of the prior fiscal year included a significant gain on disposition of property, equipment and investments in joint ventures, unfavorably impacting comparisons to this year. This gain was primarily offset in the first quarter of fiscal 2007 by a lower effective income tax rate resulting from anticipated historic tax credits related to the Skirvin Hilton renovation.

He also noted that in the first quarter of fiscal 2007, the company began expensing stock options in accordance with current accounting pronouncements. “The expensing of stock options had a small impact on our results for the first quarter and is currently expected to negatively impact our full-year fiscal 2007 results by approximately $0.02 per share,” said Marcus.

The company repurchased 228,000 shares of its common stock in the first quarter of fiscal 2007. This is part of the previously disclosed repurchase of approximately 400,000 shares of common stock in the open market under an existing Board authorization.

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Summary

“We are very pleased with the continuing improvement in both of our divisions. Our balance sheet remains strong—we presently have over $46 million in cash and significant borrowing capacity. We continue to evaluate opportunities in both divisions to increase shareholder value over the long term,” said Marcus.

Annual Meeting

The Marcus Corporation’s annual meeting of shareholders will be held on Wednesday, October 4, 2006 at 10:00 a.m. Central Time at the Wyndham Milwaukee Center in Milwaukee, Wisconsin. The meeting will be webcast over the Internet for shareholders who are unable to attend.

Conference Call and Webcast

Marcus Corporation management will host a conference call today, September 19, 2006, at 3:00 p.m. Central/4:00 p.m. Eastern time to discuss the first quarter results. Interested parties can listen to the call live on the Internet through the investor relations section of the company’s Web site: www.marcuscorp.com, or by dialing 1-913-981-5542. Listeners should dial in to the call at least 5 — 10 minutes prior to the start of the call or should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. The call will be available for telephone replay through Tuesday, September 26, 2006 by dialing 1-888-203-1112 and entering the passcode 1828424. The Webcast of the conference call will be archived on the company’s Web site until the next earnings release.

About The Marcus Corporation

Headquartered in Milwaukee, Wis., The Marcus Corporation is a leader in the lodging and entertainment industries. The Marcus Corporation’s movie theatre division, Marcus Theatres®, owns or manages 501 screens at 44 locations in Wisconsin, Illinois, Minnesota and Ohio, and one family entertainment center in Wisconsin. The company’s lodging division, Marcus Hotels and Resorts, owns or manages 13 hotels and resorts in Wisconsin, Illinois, Ohio, Missouri, California, Minnesota, and Texas, with two additional properties under development. For more information, visit the company’s Web site at www.marcuscorp.com.

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Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (1) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division, as well as other industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (2) the effects of increasing depreciation expenses and preopening and start-up costs due to the capital intensive nature of our businesses; (3) the effects of adverse economic conditions in our markets, particularly with respect to our hotels and resorts division; (4) the effects of adverse weather conditions, particularly during the winter in the Midwest and in our other markets; (5) the effects on our occupancy and room rates from the relative industry supply of available rooms at comparable lodging facilities in our markets; (6) the effects of competitive conditions in our markets; (7) our ability to identify properties to acquire, develop and/or manage and continuing availability of funds for such development; and (8) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States, the United States’ responses thereto and subsequent hostilities. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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THE MARCUS CORPORATION
Consolidated Statements of Earnings (Unaudited)
(in thousands, except per share data)

	13 Weeks Ended
	August 24, 2006	August 25, 2005
Revenues:
Rooms and telephone	$26,575	$23,286
Theatre admissions	29,944	28,747
Theatre concessions	14,902	13,656
Food and beverage	11,689	10,774
Other revenues	10,297	9,782

Total revenues	93,407	86,245
Costs and expenses:
Rooms and telephone	8,237	7,513
Theatre operations	23,412	21,963
Theatre concessions	3,304	2,942
Food and beverage	8,462	8,187
Advertising and marketing	4,721	4,305
Administrative	8,261	7,457
Depreciation and amortization	6,515	6,481
Rent	754	924
Property taxes	2,517	2,540
Preopening expenses	275	336
Other operating expenses	5,767	5,110

Total costs and expenses	72,225	67,758

Operating income	21,182	18,487
Other income (expense):
Investment income	796	1,977
Interest expense	(3,286)	(3,738)
Gain on disposition of property, equipment and
investments in joint ventures	(13)	2,983
Equity losses from unconsolidated joint ventures, net	(297)	(333)

	(2,800)	(889)

Earnings from continuing operations
before income taxes	18,382	19,376
Income taxes	4,674	6,997

Earnings from continuing operations	13,708	12,379
Discontinued operations:
Loss from discontinued operations, net of income taxes	(24)	(626)
Gain on sale of discontinued operations, net of income taxes	23	3,736

	(1)	3,110

Net earnings	$13,707	$15,489

Earnings per share - basic:
Continuing operations	$0.45	$0.41
Discontinued operations	--	0.10

Net earnings per share	$0.45	$0.51

Earnings per share - diluted:
Continuing operations	$0.45	$0.40
Discontinued operations	--	0.10

Net earnings per share	$0.45	$0.50

Weighted average shares outstanding:
Basic	30,270	30,306
Diluted	30,436	30,688

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THE MARCUS CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)

	(Unaudited)	(Audited)
	August 24, 2006	May 25, 2006
Assets:
Cash and cash equivalents	$46,268	$34,528
Cash held by intermediaries	1,302	1,752
Accounts and notes receivable	19,659	17,691
Refundable income taxes	--	216
Deferred income taxes	6,008	5,898
Other current assets	10,874	11,273
Assets of discontinued operations	2,818	7,545
Property and equipment - net	456,547	450,529
Other assets	60,435	57,802

Total Assets	$603,911	$587,234

Liabilities and Shareholders' Equity:
Accounts and notes payable	$18,697	$19,899
Income taxes	4,418	--
Taxes other than income taxes	10,591	11,064
Other current liabilities	21,788	22,331
Current maturities of long-term debt	53,744	53,402
Liabilities of discontinued operations	2,510	1,998
Long-term debt	127,231	123,110
Deferred income taxes	27,213	27,946
Deferred compensation and other	28,224	26,161
Shareholders' equity	309,495	301,323

Total Liabilities and Shareholders' Equity	$603,911	$587,234

THE MARCUS CORPORATION
Business Segment Information (Unaudited)
(in thousands)

	Theatres	Hotels/ Resorts	Corporate Items	Continuing Operations Total	Discontinued Operations	Total
13 Weeks Ended August 24, 2006
Revenues	$46,478	$46,611	$318	$93,407	$3,681	$97,088
Operating income (loss)	12,257	11,036	(2,111)	21,182	(61)	21,121
Depreciation and amortization	2,848	3,436	231	6,515	12	6,527
13 Weeks Ended August 25, 2005
Revenues	$44,254	$41,642	$349	$86,245	$2,276	$88,521
Operating income (loss)	11,683	8,622	(1,818)	18,487	(1,207)	17,280
Depreciation and amortization	3,167	3,014	300	6,481	55	6,536

Corporate items include amounts not allocable to the business segments. Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses. Corporate information technology costs and accounting shared services costs are allocated to the business segments based upon several factors, including actual usage and segment revenues.

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